UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2022

LOGICBIO THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38707	47-1514975
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Hayden Avenue, 2nd Floor Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

(617) 245-0399

(Registrant’s telephone number, including area code)

n/a

(Former name, former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	LOGC	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

On October 3, 2022, LogicBio Therapeutics, Inc. (the “Company”) and CANbridge Care Pharma Hong Kong Limited (“CANbridge”) entered into the Amended and Restated Exclusive Research Collaboration, License and Option Agreement (the “A&R Agreement”), dated as of October 2, 2022, which amends the Exclusive Research Collaboration, License and Option Agreement, dated April 26, 2021, by and between the Company and CANbridge (the “Original Agreement”).

Under the Original Agreement, the Company granted CANbridge (a) a license to certain intellectual property rights, including those relating to sL65, the first capsid produced from the Company’s sAAVyTM platform, for the development and commercialization of gene therapy candidates for the treatment of Fabry and Pompe diseases (the “Fabry and Pompe License”), (b) options to license certain intellectual property rights, including those relating to sL65, for the development and commercialization of gene therapy candidates for two additional indications (the “Candidate Options”), and (c) an option to obtain a license to develop and commercialize LB-001 for the treatment of methylmalonic acidemia in China, Taiwan, Hong Kong and Macau (the “LB-001 Option”). In addition, the Original Agreement provided that the Company and CANbridge would collaborate to develop certain gene therapy candidates for the treatment of Fabry and Pompe diseases and, upon CANbridge’s exercise of the applicable options, the two Candidate Options, under a mutually agreed research plan.

Under the A&R Agreement, the Candidate Options and the LB-001 Option are removed as mutually agreed by both parties. Further, in connection with the Fabry and Pompe License, the A&R Agreement grants CANbridge a non-exclusive license to certain Company intellectual property rights related to manufacturing for the Fabry and Pompe programs. Additionally, under the A&R Agreement, the research plan has been amended to reflect that the full transfer of the technology pertaining to the Fabry and Pompe programs to CANbridge will be effective as of, October 31, 2022. Under the A&R Agreement, CANbridge does not have an obligation to pay or reimburse additional research expenses.

Under the Original Agreement, the Company was eligible to receive clinical, regulatory and commercial milestone payments of up to $591 million in the aggregate (assuming one product for each indication), which includes milestones relating to the Fabry and Pompe License, the Candidate Options and the LB-001 Option. Under the A&R Agreement, the Company is eligible to receive clinical, regulatory and commercial milestone payments of up to $224.5 million in the aggregate (assuming one product for each indication). In accordance with the removal of the two additional Candidate Options and LB-001 Option, milestones related thereto are removed in the A&R Agreement Under the A&R Agreement, the tiered royalty rates payable to the Company will range from low single digit to mid single digit rates and will be lower than the corresponding royalty rates set forth in the Original Agreement by a low single digit percentage point figure.

The Original Agreement included certain automatic product reversion terms, in the event of a termination of the agreement, under certain circumstances. Under the A&R Agreement, LogicBio and CANbridge will negotiate a product reversion agreement in good faith in the event of a termination of the A&R Agreement under certain circumstances.

The foregoing summary of the A&R Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of.which the Company plans to file, with confidential terms redacted, with the U.S. Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 7, 2022

LOGICBIO THERAPEUTICS, INC.

By:	/s/ Frederic Chereau
Name:	Frederic Chereau
Title:	President and Chief Executive Officer